Exhibit 3.1

Execution Version

AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LEISURE ACQUISITION CORP.

DECEMBER 5, 2019

Leisure Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is Leisure Acquisition Corp. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 11, 2017 and was amended by the Certificate of Amendment, which was filed with the Secretary of State of Delaware on September 11, 2017 (the “Original Certificate”). A first amended and restated certificate of incorporation was filed with the Secretary of State of Delaware on November 30, 2017 (the “First Amended and Restated Certificate”). A second amended and restated certificate of incorporation was filed with the Secretary of State of Delaware on December 1, 2017 (the “Second Amended and Restated Certificate”).

2. This Amendment to the Second Amended and Restated Certificate amends the Second Amended and Restated Certificate.

3. This Amendment to the Second Amended and Restated Certificate was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Sections 242 the General Corporation Law of the State of Delaware (the “DGCL”).

4. The text of Section 9.1(b) of the Second Amended and Restated Certificate is hereby amended and restated to read in full as follows:

(b)  Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on November 3, 2017, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 28 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Second Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of any of Hydra Management, LLC or Matthews Lane Capital Partners LLC (the “Sponsors”), or officers or directors of the Corporation) are referred to herein as “Public Stockholders.”

5. The text of Section 9.2(d) of the Second Amended and Restated Certificate is hereby amended and restated to read in full as follows:

(d) In the event that the Corporation has not consummated a Business Combination within 28 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and less up to $75,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

6. The text of Section 9.7 of the Second Amended and Restated Certificate is hereby amended and restated to read in full as follows:

Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 28 months from the date of the closing of the Offering, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

IN WITNESS WHEREOF, Leisure Acquisition Corp. has caused this Amendment to the Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

LEISURE ACQUISITION CORP.

By:	/s/ Daniel B. Silvers
Name: Daniel B. Silvers
Title: Chief Executive Officer

[Signature Page to Amendment to the Second Amended and Restated Certificate of Incorporation]

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